SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------

                                   FORM 8-A/A
                           AMENDMENT NO. 1 TO FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                             WINFIELD CAPITAL CORP.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



               NEW YORK                                 13-2704241
     ----------------------------              ----------------------------
      (STATE OF INCORPORATION OR                    (I.R.S. EMPLOYER
             ORGANIZATION)                          IDENTIFICATION NO.)


         237 MAMARONECK AVENUE
        WHITE PLAINS, NEW YORK                             10605
     ----------------------------              ----------------------------
    (ADDRESS OF PRINCIPAL EXECUTIVE                    (ZIP CODE)
               OFFICES)


If this form relates to the  registration  of a class of securities  pursuant to
Section  12(b)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(c), please check the following box.                        |_|


If this form relates to the  registration  of a class of securities  pursuant to
Section  12(g)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(d), please check the following box.                        |X|


Securities Act registration statement file number
to which this form relates:                                        33-94322
                                                                 -------------
                                                                (If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

      TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH
      TO BE SO REGISTERED                    EACH CLASS IS TO BE REGISTERED
      -------------------                    ------------------------------

      NONE                                   NONE

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                                (TITLE OF CLASS)

            This Amendment No. 1 to Registration Statement on Form 8-A amends and restates the registrant's Registration Statement on Form 8-A (Registration No. 1-14024), filed with the Commission on October 24, 1995. On November 10, 1999, the registrant's common stock, par value $.01 per share ("Common Stock"), was approved for listing on the Nasdaq National Market under the symbol "WCAP" and no longer will be listed on the Boston Stock Exchange and included in the Nasdaq Small Cap Market.

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock
------------

      The registrant is authorized to issue up to 10,000,000 shares of Common Stock. As of the date hereof, there are 5,346,084 shares of Common Stock issued and outstanding. To the Company's knowledge, these shares are held of record by approximately 251 shareholders.

      Holders of the Common Stock are entitled to dividends from funds legally available therefore when, as and if declared by the Board of Directors of the registrant, and to a pro rata share of all assets available for distribution upon liquidation of the registrant. Holders of the Common Stock are entitled to one vote for each share of Common Stock held of record on matters submitted to a vote of the Company's shareholders. Holders of the Common Stock do not have cumulative voting rights. The dividend, liquidation and voting rights of the holders of the Common Stock are subject to and qualified by such rights, if any, of the holders of any outstanding class of series of debt securities or preferred stock.

      Holders of the Common Stock do not have any preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock in the registrant's Certificate of Incorporation. All shares of Common Stock to be registered hereunder will be fully paid and nonassessable.

      The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, telephone number (212) 509-4000.




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




ITEM 2.           EXHIBITS.

            1.    Certificate of Incorporation, as amended.*

            2.    Bylaws, as amended.*

            3.    Specimen common stock certificate.*


      --------------
      * The foregoing exhibits are hereby incorporated by reference to the exhibits filed by the registrant in its Registration Statement on Form N-2, Registration No. 33-94322, under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, which was declared effective by the Securities and Exchange Commission on October 26, 1995.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   November 19, 1999




                                   WINFIELD CAPITAL CORP.


                                   By:   /s/ Paul A. Perlin
                                         ---------------------------------------
                                         Name:  Paul A. Perlin
                                         Title: Chairman of the Board
                                                and Chief Executive Officer

                                  EXHIBIT INDEX


            1.    Certificate of Incorporation, as amended.*

            2.    Bylaws, as amended.*

            3.    Specimen common stock certificate.*


      --------------
      * The foregoing exhibits are hereby incorporated by reference to the exhibits filed by the registrant in its Registration Statement on Form N-2, Registration No. 33-94322, under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, which was declared effective by the Securities and Exchange Commission on October 26, 1995.